EXHIBIT 99.1

Ceres Announces Fiscal First Quarter 2015 Financial Results

−	Sorghum plantings for 2014-15 season largely completed
−	Company receives go ahead for biotech trait evaluations in Brazil

THOUSAND OAKS, Calif. – January 13, 2015 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology company, announced today financial results for the three months ended November 30, 2014 and provided an update on its business.

The company reported progress across a number of market opportunities for its breeding and genetic technologies, including sorghum seed and biotech traits. In Brazil, plantings of the company's sorghum hybrids for the 2014-2015 sorghum growing season have been largely completed with more than 50 customers, including mills and mill suppliers.

The company also reported last week favorable results from its biotech corn evaluations in China, where a second year of field trials demonstrated double-digit percentage yield advantages under normal and drought conditions. Corn provides an additional out-licensing opportunity for traits that Ceres is developing for use in sorghum and other crops.

“We have made key progress across our business and product development pipeline and are reaching an exciting point in the commercial roll-out of our products,” said Ceres President and CEO Richard Hamilton. “We continue to align our business with areas of the market that provide the most encouraging and near-term growth opportunities.”

Ceres Chief Financial Officer Paul Kuc reported that the company has a number of upcoming milestones, including seeds sales in the U.S. forage market, the roll-out of its Persephone bioinformatics software and the continued advancement of traits for crops like corn and sugarcane. “While lower oil prices have created a more challenging environment for bioenergy, we have a number of market opportunities that are being driven by global prosperity trends separate from energy commodity cycles, such as increasing consumption of meat, dairy and sugar, as well as a growing market for bioinformatics software solutions in the life sciences. The extent to which we achieve these milestones should indicate which areas have the greatest momentum, and where we will prioritize our working capital,” said Kuc.

Business Highlights and Outlook

•	For the 2014-2015 growing season in Brazil, total plantings of the company’s sorghum products cover more than 4,000 hectares compared to approximately 1,000 hectares planted the previous season. The increase in planted area is due primarily to increased demand for high biomass sorghum for power generation. Following a dry start to the growing season, which delayed some plantings, growing conditions have been generally favorable to date across most evaluation regions, including adequate rainfall. Overall plantings were lower than the company’s original forecast of 5,000 hectares due to some weather delays at the beginning of the season, which provided less time to plant, and the company’s subsequent decision not to plant outside its recommended timeframe.

•	In Brazil, Ceres has received a permit to evaluate its biotech traits in sorghum from the National Technical Commission of Biosafety, or CTNBio, the Brazilian government's commission that regulates biotechnology crop traits. Field evaluations of these traits are planned for later this year.

•	Ceres reported last week that its multi-gene combinations in corn achieved an approximately 25% yield advantage over controls in many of its research-scale field evaluations. Field evaluations represent a critical stage in the development of biotech crop traits, as they provide greater insight into how traits may perform in an agricultural setting. Favorable results from a research setting are not a guarantee of future commercial performance, and further evaluations will be necessary to confirm results. The company has selected its best multi-gene combinations for broader field evaluations in 2015.

First Quarter Financial Results

Total revenues for the quarter ended November 30, 2014 were $0.4 million compared to $0.8 million for the quarter ended November 30, 2013. Collaborative research and government grant revenue decreased by $0.3 million primarily due to the completion of work scheduled under various grants and collaborations. The company expects to recognize the majority of product revenues for the 2014-2015 season in Brazil during its fiscal third and fourth quarters, when harvests are completed.

Total cost and operating expenses decreased by $2.6 million to $6.4 million for the quarter ended November 30, 2014 compared to the same period last year.

Cost of product sales decreased by $0.9 million to $0.4 million for the quarter ended November 30, 2014 compared to the same period last year. The decrease was primarily due to reduced operating expenses of $0.5 million and reduced personnel and related expenses in the U.S. of $0.4 million.

Research and development expenses decreased by $1.9 million to $2.5 million for the quarter ended November 30, 2014 compared to the same period last year. In the U.S., research and development expenses decreased by $1.4 million primarily due to reduced personnel and related expenses as well as reduced external research and development expenses. In Brazil, research and development expenses decreased by $0.5 million primarily due to reduced personnel and related expenses, and from a reduction in the number of research trials being conducted.

Selling, general and administrative expenses increased by $0.2 million to $3.4 million for the quarter ended November 30, 2014 compared to the same period last year. The increase was primarily due to increased personnel and related expenses in Brazil.

For the quarter ended November 30, 2014, Ceres reported a net loss of $6.0 million, or $0.12 per share, compared to a net loss of $8.2 million, or $0.33 per share, for the quarter ended November 30, 2013.

At November 30, 2014, cash and cash equivalents and marketable securities totaled $21.6 million.

Conference Call and Webcast Information

Ceres has scheduled a conference call for 4:30 p.m. EST (1:30 p.m. PST) today to discuss its fiscal first quarter results and to provide an update on its business. To access the webcast of the conference call, go to investor.ceres.net. Audio of the teleconference is also available by dialing (877) 838-4153 (domestic) or +1(720) 545-0037 (international). The conference ID number is 55267512. An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that develops and markets seeds to produce crops for bioenergy and other markets that utilize plant biomass. The company combines advanced plant breeding and biotechnology to develop hybrids that can address the limitations of first-generation bioenergy feedstocks. These technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple crops, including food, feed, fiber and fuel crops. Ceres markets its seed products under its Blade brand. The company also licenses its biotech traits and technology, including its Persephone genome visualization software, to other organizations.

Ceres Forward-Looking Statements
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company’s plan to align expenditures and projected cash expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

Contact:

Ceres, Inc.
Gary Koppenjan
(805) 375-7801
ir@ceres.net

CERES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended November 30, August 31,
	2014	2013

Revenues:
Product sales	$-	$20
Collaborative research and government grants	400	743
Total revenues	400	763
Cost and operating expenses:
Cost of product sales	442	1,309
Research and development	2,504	4,414
Selling, general and administrative	3,441	3,260
Total cost and operating expenses	6,387	8,983
Loss from operations	(5,987)	(8,220)
Interest expense	(3)	-
Interest income	18	16
Loss before income taxes	(5,972)	(8,204)
Income tax expense	(1)	(1)
Net loss	$(5,973)	$(8,205)
Basic and diluted net loss per share	$(0.12)	$(0.33)
Basic and diluted weighted average outstanding common shares used for net loss per share	48,256,820	25,106,690

CERES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share amounts and par value)
(Unaudited)

	November 30,	August 31,
	2014	2014

Assets
Current assets:
Cash and cash equivalents	$4,254	$3,423
Marketable securities	17,343	24,579
Prepaid expenses	606	633
Accounts receivable	321	370
Inventories	790	84
Other current assets	375	240
Total current assets	23,689	29,329
Property and equipment, net	2,767	2,996
Other assets	102	99
Total long-term assets	2,869	3,095
Total assets	$26,558	$32,424

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$3,743	$4,278
Other current liabilities	464	374
Current portion of long-term debt	55	70
Total current liabilities	4,262	4,722
Other non-current liabilities	70	75
Long-term debt, net of current portion	-	18
Total liabilities	4,332	4,815
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid in capital, $0.01 par value; 240,000,000 shares authorized; 48,261,466 shares issued and outstanding at November 30, 2014; 48,192,883 shares issued and outstanding at August 31, 2014	332,725	332,109
Accumulated other comprehensive loss	(621)	(595)
Accumulated deficit	(309,878)	(303,905)
Total stockholders’ equity	22,226	27,609
Total liabilities and stockholders’ equity	$26,558	$32,424